Exhibit 99.2

Hirsch International Receives Acquisition Proposal

HAUPPAUGE, NY – June 12, 2009, Hirsch International Corp. (“Hirsch” or the “Company”) (NASDAQ: HRSH, http://www.hirschinternational.com) today announced that the special committee of its board of directors received a letter from Paul Gallagher, President, Chief Executive Officer and Chief Operating Officer of the Company, proposing to acquire, through a new corporation to be formed by Mr. Gallagher (“Newco”) and a subsidiary thereof (“Acquisition Co”), all of the Company’s outstanding shares of Class A and Class B common stock for $0.28 per share in cash, other than any shares owned by Newco. Mr. Gallagher’s letter provides that his offer is contingent upon the satisfaction of customary conditions, including Newco and Acquisition Co. obtaining sufficient financing to complete the transaction and operate the Company after the closing of such transaction. Mr. Gallagher’s letter indicates that he has entered into a commitment letter with a financial institution which he anticipates will provide sufficient funds for these purposes.

The Special Committee, which is comprised of three independent directors, was established on February 12, 2009 by the board of directors of the Company and at such time was given full authority to consider the Company’s strategic alternatives. The Special Committee has previously retained Thompson Hine LLP as its legal counsel and Burnham Securities as its financial advisor and will review this proposal and any alternative proposals that it may receive with such advisors.

About Hirsch International Corp.

Hirsch is a leading provider of equipment and education and support services to the graphic and decorated apparel industry. The Company exclusively represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and now Kornit and Mimaki digital garment printers. Hirsch’s customer groups include: a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets.

The Company is led by a strong and experienced management team focused on continuing to grow its core business through sound acquisitions of products and processes, as well as through related business ventures in which the Company can build and maximize stockholder value. The Company was founded in 1968 and is headquartered in Hauppauge, N.Y.

Safe Harbor Statement

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions set within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Readers should note that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for calendar 2008, which may be updated by our subsequent periodic reports, which discussion is incorporated herein by reference. Readers are also urged to read the periodic filings and current reports on Form 8-K of the Company.

Contact:

Hirsch International Corp.:

Beverly Eichel

Executive Vice President and Chief Financial Officer

631-701-2169

beichel@hirschintl.com